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                                                                     EXHIBIT 7.1


                                   Celanese AG


                Computation of Ratio of Earnings to Fixed Charges

                          (In millions, except ratios)


                                                                                     Years ended December 31,
                                                                        =======================================================
                                                                           2000     1999        1998      1997        1996
                                                                        ---------  --------   ---------  --------    --------
Earnings:
 Earnings (loss) before income tax, minority interests,
 discontinued operations and extraordinary expense..........            Euro 139   Euro(592)  Euro  94   Euro 185    Euro 254
 Add-
 Fixed charges as computed on bottom half of table..........                 109        146        160        166         156
 Amortization of capitalized interest.......................                   9          8          9          8           7
 Affiliate dividends........................................                  10         15          9          2           2

 Deduct -
 Affiliate Income...........................................                 (25)       (15)       (19)       (15)        (11)
 Capitalized interest.......................................                 (13)       (13)        (8)        (9)         (8)
 Earnings as defined........................................            Euro  29   Euro(451)  Euro 245   Euro 337    Euro 400
                                                                        =========  ========   =========  ========    ========



Fixed charges:

 Interest and debt expense..................................            Euro  75   Euro 111   Euro 133   Euro 138    Euro 138
 Capitalize interest........................................                  13         13          8          9           8
 Interest factor of rentals (a).............................                  21         22         19         19          10

 Fixed charges as defined...................................            Euro 109   Euro 146   Euro 160   Euro 166    Euro 156
                                                                        ========  ========   =========  =========   =========

Ratio of earnings to fixed charges..........................                 2.1        --         1.5        2.0        2.6
                                                                        ========  ========   =========  =========   =========



* Calculation of the ratio results in an amount that is less than one. The amount of the earnings deficiency for the year ended December 31, 1999 was Euro(207) which includes a special charge of Euro559 associated primarily with product liability reserves and restructuring costs. Excluding these charges, the Ratio of Earnings to Fixed Charges would have been 0.7.


(a) Represents one-third of rent expense, which is deemed to be representative of the interest factor of operating leases.